                                LEHMAN BROTHERS

                                                               February 6, 1998

Experian Corporation
505 City Parkway West
Orange, CA 92868

Attention: Mr. Van Skilling
           Chairman & Chief Executive Officer

Dear Mr. Skilling:

     In connection with your consideration of a possible transaction with Metromail Corporation and/or its subsidiaries or affiliates (collectively, with such subsidiaries or affiliates, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets and liabilities of the Company. As a condition to such information being furnished to you and your parent company's directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

                             LEHMAN BROTHERS INC.
       190 SOUTH LASALLE STREET   SUITE 2300   CHICAGO, ILLINOIS 60605
                TELEPHONE 312/609-7200   FACSIMILE 312/609-8562


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     You hereby agree that you and your Representatives shall use the Evaluation
Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential by you and your Representatives and that (except as may be required by law) you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential in accordance with this letter agreement and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any other person regarding a possible transaction involving the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. The Company agrees that, without your prior written consent, neither the Company nor its Representatives will disclose to any other person the fact that the Evaluation Material has been made available to you or that discussions or negotiations are taking place concerning a possible transaction involving the Company and you, unless in the written opinion of its counsel such disclosure is required by law and then only with as much prior written notice to you as is practical under the circumstances.

     You further agree that, without the prior consent of Lehman Brothers Inc. as financial advisor to the Company ("Lehman Brothers"), all communications regarding the proposed transaction, requests for additional information, and discussions or questions regarding procedures, will be submitted or directed only to Lehman Brothers and not to the Company or any of its affiliates or any of their respective directors, officers or employees.

     In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such

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request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform Lehman Brothers of that decision. In that case, or at any time upon the request of the Company or its agent for any reason or for no reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto except for one copy thereof to be kept in a sealed box by your legal department for record purposes only. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained and you agree to certify in writing that such destruction has occurred except for one copy thereof to be kept in a sealed box by your legal department for record purposes only. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation Lehman Brothers) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation Lehman Brothers) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, neither you, your affiliates nor any person on behalf of you or your affiliates will solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is employed by the Company, its subsidiaries or its affiliates. The term "solicit to employ" includes any communication (written, telephone or oral) from or initiated by you, your affiliates or any person on behalf of you or your affiliates to any employee of the Company, its subsidiaries or its affiliates but does not include advertising to fill one or more positions in any newspaper of general circulation or industry publication on a basis consistent with past practice.


                                      -3-

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     In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Board of Directors of the Company, for a period of one year from the date hereof, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), acting alone or as part of a group, will acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company.

     You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the rights and obligations specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

     The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to a successor in interest to the Company.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that any breach of this letter agreement by you or any of your Representatives may result in irreparable harm to the Company, that money damages may not be a sufficient remedy for any such breach of this letter agreement and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, the party that fails to prevail in such action shall pay the reasonable legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois and may not be amended or terminated except pursuant to a written agreement duly executed by you and the Company. You and the Company hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States District Court located in the City of Chicago for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. You further

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agree that service of any process, summons, notice or document by registered mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court. You and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Illinois or the United States District Court located in the City of Chicago, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

     The obligations of each party under this agreement will cease three years from the date hereof, provided that with respect to the copy of the Evaluation Material kept for record purposes, your obligation to keep such Evaluation Materials in a sealed box shall continue until such Evaluation Materials are destroyed or returned to the Company.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                      Very truly yours,

                                      /s/ Michael K. Stake
                                      -------------------------------------
                                      Lehman Brothers Inc.
                                      as financial advisor to, and on behalf of,
                                      Metromail Corporation

Accepted and agreed as of
the date first written above:

EXPERIAN CORPORATION

By: /s/ Thomas A. Gasparini
   ------------------------------
Name:   THOMAS A. GASPARINI
Title:  Vice President and
        General Counsel


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